Exhibit 99.1

Whitney Information Network, Inc. Announces Resignation of Director, Corporate Communications

and Details Recent Termination

CAPE CORAL, FL, Dec. 21, 2006 (BUSINESS WIRE) — Whitney Information Network, Inc. (OTCBB:RUSS) announced today the resignation of Richard O’Dor, Director, Corporate Communications for the Company.  Mr. O’Dor resigned after Management of the Company learned that Mr. O’Dor had made a misstatement to the press without the knowledge of, or authorization by, the Company, regarding the reason for the termination of Rance Masheck, Vice President, Sales and Marketing of EduTrades, Inc. (a subsidiary of the Company), which was announced on December 19, 2006.  Mr. Masheck was terminated due to the fact that his trading records do not substantiate claims which he made, and which the Company broadcasted publicly, regarding his trading success.  The Company discovered this fact during its internal investigation related to both the grand jury investigation by the United States Attorney’s Office for the Eastern District of Virginia, which was announced by the Company on December 15, 2006, and the investigation and subpoena by the Securities and Exchange Commission, which was announced by the Company on November 20, 2006.

About Whitney Information Network, Inc.:

Whitney Information Network, Inc. (OTCBB:RUSS) is a provider of postsecondary education focused on individual wealth creation and personal success. Whitney Information Network, Inc. provides students with comprehensive instruction and mentorship in real estate investment, stock trading, business development and individual investment strategies in the United States, United Kingdom, Canada and Costa Rica. Additional information can be found at www.wincorporate.com.

SOURCE:	Whitney Information Network, Inc.

CONTACT:	Alfred R. Novas, Chief Financial Officer
Whitney Information Network, Inc.
(239) 542-0643